PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873–2611
Date: June 24, 2022

Horizon Bancorp, Inc. Elects New Lead Director

June 24, 2022, Michigan City, Indiana — Horizon Bancorp, Inc.’s (NASDAQ GS: HBNC) independent directors, at its June 21, 2022 meeting, held a confidential ballot to elect a new Lead Director. The Board held this election because the current three–year term of Daniel Hopp, Lead Director, expires on June 30, 2022, and he will reach HBNC’s mandatory retirement age by year–end 2022. Daniel Hopp chose not to seek another term. The Lead Director serves as a principal liaison between the independent directors, all Board members, the Chairman and Chief Executive Officer, and other members of senior management on matters including corporate policy, strategy, and executive management performance.

Michele M. Magnuson was elected to serve as Lead Director by the Board of Directors. Ms. Magnuson (formerly, Thompson) is the former President and Chief Financial Officer and a director of both LaPorte Bancorp, Inc. and its wholly owned banking subsidiary, The LaPorte Savings Bank, an Indiana–chartered savings bank. She originally joined The LaPorte Savings Bank in 2003 as Chief Financial Officer and was named Vice President in 2004, Executive Vice President in 2007, and President and Chief Financial Officer in 2011. She also served LaPorte Bancorp, Inc.’s predecessor organization as Executive Vice President and Chief Financial Officer (named in 2007) and President and Chief Financial Officer (named in 2011). She was appointed to the Boards of Directors of The LaPorte Savings Bank and LaPorte Bancorp, Inc. in 2007. Ms. Magnuson has served on both Horizon’s and Horizon Bank’s Board of Directors since her appointment in July 2016. If Ms. Magnuson were serving on the Audit Committee, she would qualify as an audit committee financial expert under SEC rules.

Ms. Magnuson has more than 33 years of banking experience. She is a graduate of Ball State University and holds a Master of Business Administration from Indiana University South Bend. Ms. Magnuson’s extensive management, financial and banking industry experience, including her familiarity with the local business and economic environment in the communities formerly served by The LaPorte Savings Bank and now served by Horizon Bank, adds value and a unique perspective to the Boards of Directors of both Horizon and Horizon Bank.

Ms. Magnuson’s term as Lead Director will commence on July 1, 2022 and expire on June 30, 2025.

About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. is an independent, commercial bank holding company serving Indiana and Michigan through its commercial banking subsidiary, Horizon Bank. Horizon Bancorp, Inc. may be reached online at www.horizonbank.com. Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

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